EXHIBIT A
                               UNIVERSAL CORPORATION

                                  P.O. Box 25099
                                Richmond, VA 23260
                               Phone (804) 359-9311
                                Fax: (804) 254-3584

Contact:                                                               Release:

      Karen M.L. Whelan                                             Immediately
      Phone:  (804) 359-9311
      Fax:    (804) 254-3594



                     EARNINGS TO SLIGHTLY EXCEED EXPECTATIONS;
                          FURTHER RESTRUCTURING ANNOUNCED


RICHMOND, VA., JULY 11, 1995/PRNEWSWIRE

Universal Corporation announced today that results before a restructuring charge for the 1994/1995 fiscal year are expected to slightly exceed earlier expectations. This reflects an improved world market balance for tobacco and continued growth in non-tobacco activities.

Management also announced further restructuring measures designed to continue the process begun a year ago to consolidate and rationalize activities and services in the Company's worldwide operations. These measures, approved on June 29, 1995, (the "1995 Plan") are expected to generate additional efficiency and cost reductions.

A restructuring charge arising from the 1995 Plan will be recorded in the Company's fourth fiscal quarter, which will be reported on August 3, 1995. The charge is expected to be in the range of $13 million to $16 million before taxes, but the numerous calculations necessary to quantify the precise amounts have not been finalized. The Company does not expect to realize full U.S. statutory tax benefits on all elements of the charge due to limits on foreign tax credits. Savings on an annual basis are expected to be in the range of $7 million to $9 million before taxes after the plan is implemented. The full effect of the savings will not be realized until fiscal 1997.

Universal Corporation is a diversified company with operations in tobacco, lumber, and agri- products. Its gross revenues for the fiscal year that ended on June 30, 1994, were approximately $3 billion.